Exhibit 10.6

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between H. Melville Hope, III (hereinafter referred to as “Hope”) and Popeyes Louisiana Kitchen, Inc. (“PLKI) in order to reach an amicable termination of their employment relationship and to promote harmonious relations in the future. As used in this Agreement, “PLKI” shall include Popeyes Louisiana Kitchen, Inc. f/k/a AFC Enterprises, Inc., The Popeyes Foundation, Inc. f/k/a The AFC Foundation, Inc., Popeyes Chicken & Biscuits, and all companies formerly owned by PLKI and any and all related companies and/or subsidiaries and/or committees, and their respective present and former directors, officers, fiduciaries, employees, representatives, agents, successors and assigns, both in their representative and individual capacities.

Hope desires to accept the following agreements, including, without limitation, certain additional consideration from PLKI in return for Hope’s general release. Hope and PLKI desire to settle fully and finally all differences and disputes that might arise, or have arisen, out of Hope’s employment with PLKI and Hope’s separation from PLKI.

STATEMENT OF TERMS

NOW THEREFORE, for and in consideration of the mutual promises, releases and covenants contained herein, it is agreed as follows:
1. Termination of Employment. Hope acknowledges, understands and agrees that Hope’s employment with PLKI terminates effective May 23, 2014 (the “Separation Date”).
Hope and PLKI mutually agree that effective upon the Effective Date (as defined below), that certain Amended and Restated Employment Agreement, dated March 9, 2010 between AFC Enterprises, Inc. and Henry Hope, III and the First Amendment thereto (the “Employment Agreement”), shall automatically terminate and be of no further force or effect; provided, however, that Hope acknowledges and agrees that all of Hope’s post-term covenants set forth in the Employment Agreement shall be in full force and effect upon the termination of the Employment Agreement, specifically including those provisions referenced in Paragraph 20 of the Employment Agreement.
2. Effective Date. The effective date of this Agreement shall be the eighth day after Hope executes this Agreement (the “Effective Date”). As of the Effective Date, if neither party has revoked this Agreement pursuant to Section 11(e), this Agreement shall be fully effective and enforceable.

3. Consideration.     Upon the execution of this Agreement and the expiration of the seven (7) day revocation period, Hope shall be entitled to receive the following consideration:

A.	Severance

Hope shall receive an amount equal to one and one half times Hope’s base salary on the Separation Date (i.e. $495,000), plus one and one half times Hope’s target incentive pay (i.e. $297,000) on the Separation Date, to be paid in a lump sum cash payment on November 24, 2014. All severance payments made hereunder will be made less applicable withholdings. Hope shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him, and such amounts shall not be reduced regardless of whether Hope obtains other employment or becomes self-employed.

B.	Accrued Vacation

Hope will receive vacation pay (less applicable withholdings) for his remaining 2014 accrued but unused vacation balance (if applicable), to be paid on PLKI’s next applicable payroll date following the Separation Date.

C.	Acceleration of Eligible Equity Awards
Hope shall be entitled to (i) immediate vesting of any unvested rights under any restricted stock or stock options (specifically excluding any stock options or restricted stock for which the performance criterion required for exercise has not been previously satisfied), and (ii) prorated vesting of rights under performance share grants under the terms of such awards. Vesting shall be in accordance with Exhibit A which is incorporated by reference.

D.	Laptop Computer, iPad, and Cell Phone
Hope shall be allowed to retain his company-purchased laptop computer, iPad, and cell phone, provided that PLKI’s IT department must remove any information, software, and programs of PLKI from those devices prior to the Separation Date.
4. Hope’s Release of PLKI. As consideration for the bargain set forth in the Agreement, Hope hereby irrevocably and unconditionally releases, acquits and forever discharges PLKI and each of PLKI’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releases”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on PLKI’s right to terminate Hope, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act; (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Employee Retirement Income Security Act (“ERISA”); (8) Section 503 of the Rehabilitation Act of 1973; (9) the False Claims Act (including the qui tam provision thereof); (10) the Occupational Safety and Health Act; (11) the Consolidated Omnibus Budget Reconciliation Act of 1986; (12) the Worker Adjustment and Retraining Notification Act; (13) the National Labor Relations Act; (14) intentional or negligent infliction of emotional distress or “outrage”; (15) defamation; (16) interference with employment; (17) interference with contract; (18) negligent retention; (19) negligent supervision; (20) wrongful discharge; (21) invasion of privacy, (22) breach of any contract, express or implied, and/or (23) any other claims that Hope could have brought under the laws of the United States and/or the State of Georgia (“Claim” or “Claims”), which Hope now has, owns or holds, or claims to have, own or hold, or which Hope at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the Releases at any time up to and including the Effective Date of this Agreement. No term or provision of this Release is to be interpreted as waiving or releasing any prospective claims based upon acts, omissions or events occurring after the execution of this Agreement. Hope specifically affirms that except as set forth in this Agreement, he is entitled no further compensation from PLKI as set forth in his Employment Agreement, the PLKI incentive compensation plans or in any PLKI equity plans.

5. Affirmations. Hope affirms that Hope has not filed, caused to be filed nor is Hope a party to any claim, complaint, or action against PLKI in any forum or any form. Hope further affirms that Hope has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits due to Hope except as provided in this Agreement. Hope further affirms that Hope has no known workplace injuries or occupational diseases that have not been reported and that Hope has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

6. Severability and Interpretation. If any provision or part of a provision of this Agreement shall be determined to be void and unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other obligations contained in this or any other agreement between the parties hereto. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. Any such invalid provision shall be subject to partial enforcement to the extent necessary to protect the interests of PLKI. If any court of competent jurisdiction should determine that any term or terms of this Agreement are too broad in terms of time, geographic area, scope of activity to be restrained or otherwise, such court shall modify and revise any such term or terms (to the minimum extent necessary) so that they shall comply with applicable law. This Agreement as so revised shall be fully binding on the parties hereto.

7. Non-Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.

8. Non-Admission. This Agreement shall not in any way be construed as an admission by PLKI of any acts of discrimination or misconduct whatsoever against Hope, and PLKI specifically disclaims any liability to or discrimination against Hope, on the part of itself, its employees, or its agents.

9. Entire Agreement. This Agreement represents the entire agreement between Hope and PLKI with respect to the subject matter hereof. Notwithstanding the foregoing, any terms not addressed in this Agreement and contained in the Employment Agreement shall continue in full force and effect to the extent that they place additional requirements on Hope beyond those contained in this Agreement. Hope further covenants and agrees that the agreement to arbitrate and dispute resolution provisions contained in Paragraph 13 of the Employment Agreement likewise remain in full force and effect. This Agreement cannot be modified except by an express written agreement between the parties. Hope represents that in executing this Agreement, Hope does not rely and has not relied upon any representation or statement made by PLKI or any of its agents or attorneys, with regard to the subject matter, basis or effect of this Agreement, except those stated in this Agreement. Hope expressly understands and agrees that, except as thus stated in this Agreement, he is not entitled to receive any remuneration from PLKI under any previous severance plan or agreement.

10. Choice of Law. The substantive laws of the State of Georgia and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of this Agreement. Hope represents that Hope is subject to (and hereby irrevocably submits to) the non-exclusive jurisdiction of any United States federal or Georgia state court sitting in Atlanta, Georgia in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Hope irrevocably waives any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11. Age Discrimination in Employment Act. Hope hereby acknowledges and agrees that this Agreement and the termination of Hope’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA) and that the releases set forth in Section 4 hereof shall be applicable, without limitation, to any claims brought under these Acts. Hope further acknowledges and agrees that:

(a)
the release given by Hope in this Agreement is given solely in exchange for the consideration set forth in Section 3 of this Agreement and such consideration is in addition to anything of value which Hope was entitled to receive prior to entering into this Agreement;

(b)	by entering into this Agreement, Hope does not waive rights or claims that may arise after the date this Agreement is executed;

(c)
Hope has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Hope be so advised in writing;

(d)	Hope has been offered at least twenty-one (21) days from receipt of this Agreement within which to consider this Agreement; and

(e)
For a period of seven (7) days following Hope’s execution of this Agreement, Hope or PLKI may revoke this Agreement and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

The original of this Agreement signed by Hope should be delivered to the General Counsel of Popeyes Louisiana Kitchen, Inc., 400 Perimeter Center Terrace, Suite 1000, Atlanta, GA 30346. Any revocation should be in writing and delivered to the General Counsel at the address listed within the time allotted.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND CAUSES OF ACTION.
HOPE AGREES THAT ANY MODIFICATIONS MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

PLKI Name: Cheryl A. Bachelder Title: Chief Executive Officer Popeyes Louisiana Kitchen, Inc.	EMPLOYEE H. Melville Hope, III
Signature: _/s/ Cheryl A. Bachelder__________	Signature: _/s/ H. Melville Hope, III ___
Date: _April 14, 2014___________	Date: __April 14, 2014____________

EXHIBIT A

Grant #	Vesting Date May 23, 2014
Stock Options	Number of Options/Shares Vested
8768	2825
8790	3284
Performance Share Awards
8885	6295
9137	1751

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